                                                                  EXHIBIT (c)(2)


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                                  VIASOFT, INC.

                         FAIRNESS OPINION DOCUMENTATION

                                 APRIL 27, 2000





















                               BROADVIEW INT'L LLC




    Tokyo     Silicon Valley    New York        Boston         London
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                                                               CONFIDENTIAL
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                                  VIASOFT, INC.


                         FAIRNESS OPINION DOCUMENTATION




                                Table of Contents


                                                           TAB
                                                           ---
      Fairness Opinion Letter                               1

      Valuation Considerations                              2

      Summary Explanation of Valuation Methodology          3

      Valuation Analysis                                    4


                                                             BROADVIEW INT'L LLC

BROADVIEW

                                                             April 27, 2000
                                                              CONFIDENTIAL
                                                              ------------

Board of Directors
Viasoft, Inc.
3033 N. 44th St.
Phoenix, AZ 85018-7296


Dear Members of the Board:

     We understand that Viasoft, Inc. ("Viasoft" or the "Company"), Allen Systems Group, Inc. ("Allen Systems") and ASG Sub, Inc. ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which (i) Allen Systems will cause Merger Sub to make a tender offer (the "Allen Systems Offer") to purchase at least a majority of the shares of common stock of Viasoft ("Viasoft Common Stock") for $8.40 per share (the "Offer Price") and Viasoft will simultaneously make an offer (the "Viasoft Offer", and together with the Allen Systems Offer, the "Offer") to purchase all outstanding shares of Viasoft Common Stock tendered in connection with the Offer and not acquired by Merger Sub at a price per share equal to the Offer Price and, (ii) subsequently Merger Sub will be merged with Viasoft (the "Merger"). Pursuant to the Merger, each issued and outstanding share of Viasoft Common Stock not acquired in the Offer will be converted into the right to receive an amount of cash equal to the Offer Price. We understand that the Allen Systems Offer and the Viasoft Offer will be conducted for practical purposes as a single offer, with shares of Viasoft Common Stock being purchased according to the order of priority set forth in the Agreement. The terms and conditions of the above described Offer and Merger (together the "Transaction") are more fully detailed in the Agreement.

     You have requested our opinion as to whether the Offer Price is fair, from a financial point of view, to Viasoft shareholders.

     Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Viasoft's Board of Directors and will receive a fee from Viasoft upon the successful conclusion of the Transaction.

      In rendering our opinion, we have, among other things:

      1.) reviewed the terms of the Agreement dated April 26, 2000 furnished to us by Viasoft management on April 26, 2000 which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed except that we have been informed by Viasoft management that the Offer Price will be $8.40;

      2.) reviewed Viasoft's annual report on Form 10-K for its fiscal year ended June 30, 1999, including the audited financial statements included therein, and Viasoft's


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            financial press release dated April 21, 2000 for the period ended
            March 31, 2000, including the unaudited financial statements included therein;

      3.) reviewed certain internal financial and operating information relating to Viasoft, including certain quarterly projections through June 30, 2001, prepared and furnished to us by Viasoft management;

      4.) participated in discussions with Viasoft management concerning the operations, business strategy, current financial performance and prospects for Viasoft;

      5.) discussed with Viasoft management its view of the strategic rationale for the Transaction;

      6.) reviewed the recent reported closing prices and trading activity for Viasoft Common Stock;

      7.) compared certain aspects of the financial performance of Viasoft with public companies we deemed comparable;

      8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

      9.)   reviewed recent equity research analyst reports covering Viasoft;

      10.) assisted in negotiations and discussions related to the Transaction among Viasoft, Allen Systems and their respective financial and legal advisors; and

      11.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Viasoft. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Viasoft as to the future performance of Viasoft. We have neither made nor obtained an independent appraisal or valuation of any of Viasoft assets.

     Based upon and subject to the foregoing, we are of the opinion that the Offer Price is fair, from a financial point of view, to Viasoft shareholders.

     For purposes of this opinion, we have assumed that Viasoft is not currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion.


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     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Viasoft in connection with its consideration of the Transaction and does not constitute a recommendation to any Viasoft shareholder as to whether such shareholder should tender its shares in the Offer or as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to, and the inclusion of, this opinion in its entirety in the Schedules TO to be filed in connection with the Offer, and the Solicitation/Recommendation Statement on Schedule 14D-9 and Proxy Statement to be distributed to Viasoft shareholders in connection with the Transaction.


                                   Sincerely,


                                    /s/ Broadview International LLC

                                    Broadview International LLC


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                         VIASOFT, INC. FAIRNESS OPINION
                            VALUATION CONSIDERATIONS



In reviewing the business of Viasoft, Inc. ("Viasoft" or the "Company"), along with the current activity within the Information Technology ("IT"), Communications and Media industries, we have identified the following factors which, among others, may have a material impact on valuation.


FACTORS POSITIVELY AFFECTING THE VALUE OF VIASOFT

LARGE ENTERPRISE CUSTOMER BASE - Viasoft has established a large, high-profile customer base with over 750 entities under active maintenance contracts including Caterpillar, MCI WorldCom, IBM, State of California and National Westminster Bank. The majority of the Company's customers are large enterprises with significant investments in mainframe-based systems. Viasoft currently has over 550 customers paying maintenance on its flagship product, Enterprise Systems Workbench (ESW). These customer relationships provide Viasoft with a recurring revenue stream as well as a large installed base in which to sell additional products and services.

LARGE POTENTIAL OPPORTUNITY IN NASCENT APPLICATION MODERNIZATION MARKET - Despite the movement to next-generation platforms, large enterprises typically remain highly dependent on mainframe-based applications to support their business processes. As these companies look to modernize their mainframe applications to leverage the Internet platform for e-business (e.g., browser-based user interfaces and integration of mainframe systems with new Internet applications), Viasoft expects these organizations to require third-party solutions to assist with the transition. The Company currently offers a suite of tools and service offerings used in analyzing mainframe applications and plans to introduce additional products designed to facilitate the transition of mainframe code to a componentized, distributed application framework. This new emerging market provides Viasoft with the opportunity for renewed revenue growth.

STRONG BALANCE SHEET - As of March 31, 2000, Viasoft had a cash balance of $88.3 million and no debt. As a result, Viasoft possesses a strong balance sheet with which to fund investment in the development of new application modernization tools.


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FACTORS NEGATIVELY AFFECTING THE VALUE OF VIASOFT

RAPID HISTORICAL REVENUE DECLINE - Viasoft reported a 39% revenue decline for the trailing twelve months ending March 31, 2000, and a year-over-year quarterly revenue decline of 57% for the quarter ending March 31, 2000. This decline is largely the result of the shift in focus away from Y2K testing tools and services as the market for these products and services has been extinguished. The Company's financial performance in the last three quarters may have also been negatively impacted by the announced, but not completed transaction with Compuware. In addition to the quarter-over-quarter decline of 54% in license revenue and 25% in services revenue in the quarter ending March 31, 2000, the Company also reported a 13% decline in maintenance revenue, due to a decline in both Y2K and non-Y2K product maintenance revenue. Although both management and an analyst expect Viasoft to moderately grow revenues in fiscal year 2001, potential growth will be highly dependent on the company's ability to rebuild the sales organization, develop new products to complement its existing product portfolio, and reverse the decline in maintenance revenue from existing customers.

STRONG COMPETITION AND NEED FOR GREATER CRITICAL MASS - The enterprise application development tools market is highly competitive and is experiencing rapid consolidation. Many of the vendors in this market have far greater critical mass in sales and marketing, product breadth, research and development and services capability. In its core non-Y2K related markets, Viasoft currently competes with vendors such as IBM, Computer Associates/Sterling Software, Compuware, Merant, and Microsoft, among others. As large enterprise customers continue to rationalize the number of strategic software and services vendors from which they purchase, the Company is experiencing a greater need for critical mass to compete effectively in this changing market environment.

DEPENDENCE ON GROWTH OF NASCENT APPLICATION MODERNIZATION MARKET - Gartner Group estimates that over 180 billion lines of COBOL code have been implemented on the IBM mainframe. While it is a fact that numerous companies rely on these mainframe systems for mission critical data processing, there is no guarantee of the rate at which companies will seek to modernize these applications. Furthermore, it is also undetermined how companies will choose to modernize their mainframe applications. Companies may choose to outsource mainframe code modernization to large services organizations such as EDS thereby limiting the revenue potential of smaller tools vendors such as Viasoft. Companies may also choose to replace legacy applications with "packaged" software, hence obviating the need for modernization tools that Viasoft plans to offer.

LOSS OF KEY PERSONNEL - Due to the transition in its business model, Viasoft completed two restructurings during fiscal 1999 and has experienced higher than historical voluntary turnover among its employee base and management team. The Company has suffered the loss of over 50% of its North American sales organization and over 50% of the personnel in the finance/administration organization, largely as a result of the announced, but not


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completed Compuware transaction. Without the benefits of additional products in the development pipeline, the Company may have difficulty attracting and retaining key sales personnel. The Company will also need to recruit key executives including a CFO and senior management to oversee sales and marketing functions.

PUBLIC ANNOUNCEMENT OF THE COMPUWARE TRANSACTION TERMINATION - The Company has recently emerged from a six-month process that began with the announcement of a transaction with Compuware on July 14, 1999 and concluded with a public announcement of a termination on January 18, 2000. As a result of this process, the Company has been adversely impacted by loss of key personnel, delays of customer orders, slowdown of development projects and exposure to one of the Company's larger competitors. While these factors have visibly impacted recent financial results, the Company's future growth may also be negatively impacted.


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                         VIASOFT, INC. FAIRNESS OPINION
                             SUMMARY EXPLANATION OF
                              VALUATION METHODOLOGY



The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview Int'l LLC ("Broadview") in valuing Viasoft, Inc. ("Viasoft" or the "Company") in conjunction with rendering its fairness opinion regarding the transaction with Allen Systems Group, Inc. ("Allen Systems"). Broadview employed analyses based on: (1) public company comparables, (2) transaction comparables, (3) transaction premiums paid; (4) stock price performance to determine the fairness of the Transaction; and (5) present value of future share price.

PUBLIC COMPANY COMPARABLES ANALYSIS - Ratios of a Company's Common Stock Share Price and Equity Market Capitalization ("EMC"), adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. Several companies are comparable to Viasoft based on revenue growth, revenue size, products offered, business model and management structure. Broadview reviewed nine public company comparables in the analysis, design and modeling, development management, application construction and data management market segments with Trailing Twelve Month ("TTM") revenue between $35 million and $500 million, and TTM Revenue Growth less than 20%, from a financial point of view including each company's: TTM Revenue; TTM Revenue Growth; TTM Earnings Before Interest and Taxes ("TTM EBIT") Margin, Projected 6/30/2000 ("Projected 2000") Revenue; Projected 6/30/00 Revenue Growth; Net Cash; Equity Market Capitalization; Total Market Capitalization ("TMC" defined as Equity Market Capitalization plus debt minus cash)/TTM Revenue ("TTM TMC/R") ratio; TMC/TTM EBIT ("TTM TMC/EBIT") ratio; Price/TTM EPS ("TTM P/E") ratio; TMC/Projected 6/30/2000 Revenue ratio ("Projected 2000 TMC/R"); and Price/Projected 6/30/2000 EPS ratio ("Projected 6/30/2000 P/E"). The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded Information Technology ("IT"), Communications and Media companies maintained by Broadview and broken down by industry segment.

In order of descending TTM TMC/R, the public company comparables consist of:

      1)    ILOG SA;

      2)    eXcelon Corp.;

      3)    Centura Software Corp.;

      4)    Saga Systems, Inc.;

      5)    Progress Software Corp.;


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      6)    Crystal Systems Solutions Ltd.;

      7)    Pervasive Software, Inc.;

      8)    MERANT plc; and

      9)    Rogue Wave Software, Inc.

These comparables exhibit the following medians and ranges for revenue growth:

                                Median Growth Rate      Range of Growth Rates

       TTM Revenue Growth           6.3 %               (14.4) %   -   19.6 %
       Projected 6/30/2000         10.5 %               (10.4) %   -   21.5 %
       Revenue Growth

Viasoft's TTM revenue growth was (39.4)%. Viasoft management's projection for 6/30/2000 revenue growth is (45.3)%. The external research analyst projections for Viasoft's 6/30/2000 revenue growth is (45.3)%.

These comparables exhibit the following medians and ranges for the applicable multiples:

                                       Median Multiple     Range of Multiples
       TTM TMC/R                            1.81 x        0.44 x   -     8.49 x
       TTM TMC/EBIT                        17.97 x        7.08 x   -    32.81 x
       TTM P/E                             33.95 x       12.37 x   -    46.73 x
       Projected 2000 TMC/R                 1.55 x        0.44 x   -     7.37 x
       (Management Projections)
       Projected 2000 TMC/R                 1.55 x        0.44 x   -     7.37 x
       (Analyst Projections)
       Projected 2000 P/E                  27.34 x       11.26 x   -   126.17 x
       (Management Projections)
       Projected 2000 P/E
       (Analyst Projections)               27.34 x       11.26 x   -   126.17 x


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These comparables imply the following medians and ranges for per share value:

                                      Implied Median   Range of Implied Values
                                          Value
       TTM TMC/R                         $11.55          $6.44    -   $36.48
       TTM TMC/EBIT                          NM           NM      -     NM
       TTM P/E                           $ 2.86          $1.04    -   $ 3.93
       Projected 2000 TMC/R              $ 9.59          $6.14    -   $27.59
       (Management Projections)
       Projected 2000 TMC/R              $ 9.59          $6.14    -   $27.60
       (Analyst Projections)
       Projected 2000 P/E                $ 1.38          $0.57    -   $ 6.39
       (Management Projections)
       Projected 2000 P/E                $ 0.12          $0.05    -   $ 0.55
       (Analyst Projections)

TRANSACTION COMPARABLES ANALYSIS - Ratios of Equity Purchase Price, adjusted for the seller's cash and debt when appropriate, to selected historical operating metrics indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. A handful of companies involved in recent transactions are comparable to Viasoft based on products offered and business model. Broadview reviewed twelve comparable merger and acquisition ("M&A") transactions from January 1, 1998 through April 26, 2000 involving sellers in the analysis, design and modeling, development management, application construction, and data management market segments, with TTM revenue between $35 million and $500 million, from a financial point of view including each transaction's: Adjusted Price (Equity Price plus debt minus cash); Seller TTM Revenue; Adjusted Price/TTM Revenue ("P/R") ratio; Adjusted Price/EBIT (Earnings Before Interest and Taxes); and Equity Price/Net Income. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT, Communications and Media industries. In order of descending P/R multiple, the transactions used are the acquisition of:

      1)    Forte Software, Inc. by Sun Microsystems, Inc.;

      2)    Ardent Software, Inc. by Informix Corp.;

      3)    Inprise Corp. by Corel Corp.;

      4)    Logic Works, Inc. by Platinum Technology, Inc.;

      5)    Intersolv, Inc. by Micro Focus Group plc;

      6)    Information Advantage, Inc. by Sterling Software, Inc.;

      7)    Template Software by Level 8 Systems, Inc.;

      8)    Synon Corp. by Sterling Software, Inc.;

      9)    Prism Solutions, Inc. by Ardent Software, Inc.;

      10)   SEER Technologies, Inc. by Level 8 Systems, Inc.;

      11)   Red Brick Systems, Inc by Informix Corp.; and


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      12)   Cayenne Software, Inc. by Sterling Software, Inc.


These comparables exhibit the following median and range for the applicable multiple:

                               Median Multiple         Range of Multiples
       P/R                         1.62 x              0.22 x   -   6.19 x
       P/EBIT                     29.05 x             18.92 x   -  29.45 x
       P/Net Income               32.75 x             21.31 x   -  46.27 x

These comparables imply the following median and range for per share value:

                              Median Implied     Range of Implied Values
                                   Value
       P/R                       $ 10.83           $ 5.61   -   $27.87
       P/EBIT                         NM               NM   -       NM
       P/Net Income              $  2.76           $ 1.79   -   $ 3.90

TRANSACTION PREMIUMS PAID ANALYSIS - Premiums paid above the seller's EMC indicate the additional value, when compared to public shareholders, strategic and financial acquirers are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's last reported closing price (on the appropriate exchange) prior to announcement. The seller's equity market capitalization one trading day prior to announcement is calculated using the seller's last reported closing price (on the appropriate exchange) prior to announcement. The seller's equity market capitalization twenty trading days prior to announcement is calculated using the seller's closing price (on the appropriate exchange) on the first day of that period which: (1) consists of twenty consecutive days during which the appropriate exchange conducts trading activity, and (2) ends on the day of the last reported closing price prior to announcement. Broadview reviewed 47 comparable M&A transactions involving North American software vendors from January 1, 1998 through April 26, 2000 with equity consideration between $50 million and $250 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT, Communications and Media industries. In order of descending premium paid to seller's equity market capitalization 20 trading days prior to the date of announcement, the software transactions used were the acquisition of:

      1)    FullTime Software, Inc. by Legato Systems, Inc.;

      2)    Marcam Solutions, Inc., by Invensys plc (pending);

      3)    Sulcus Hospitality Technologies Corp. by Eltrax Systems, Inc.;

      4)    Netmoves Corp. by Mail.com, Inc.;

      5)    Connectinc.com by Calico Commerce, Inc.;


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      6)    Consilium, Inc. by Applied Materials, Inc.;

      7)    Worldtalk Communications Corp. by Tumbleweed Communications Corp.;

      8)    Cybermedia, Inc. by Network Associates, Inc.;

      9)    Interlink Computer Sciences by Sterling Software, Inc.;

      10)   Telebackup Systems, Inc. by VERITAS Software Corp.;

      11)   Oshap Technologies, Ltd. By Sunguard Data Systems, Inc.;

      12)   Softworks, Inc. by EMC Corp.;

      13)   C*ATS Software, Inc. by Misys plc;

      14)   Metrowerks, Inc. by Motorola, Inc.;

      15)   US Servis, Inc. by HBO & Company;

      16)   OrCAD, Inc. by Cadence Design Systems, Inc.;

      17)   Wall Data, Inc. by Netmanage, Inc.;

      18)   Inference Corp. by Egain Communications Corp.;

      19)   Caere Corp. by Scansoft, Inc.;

      20)   FDP Corp. by SunGard Data Systems, Inc.;

      21)   Elite Information Group, Inc. by Solution 6 Holdings, Inc.;

      22)   Information Advantage, Inc. by Sterling Software, Inc.;

      23)   Logic Works, Inc. by PLATINUM Technology, Inc.;

      24)   Ultradata Corp by CFI Proservices, Inc.;

      25)   Award Software by Phoenix Technologies, Ltd.;

      26)   Advanced Communication Systems, Inc. by Titan Corp.;

      27)   Walsh International, Inc. by Cognizant Corp.;

      28) Oacis Healthcare Holdings Corp. by Science Applications International Corp.;

      29)   Globalink, Inc. by Lernout & Hasupie Speech Products NV;

      30)   THINK New Ideas, Inc. by Answer Think Consulting Group, Inc.;

      31)   Xionics Document Technologies, Inc. by Oak Technology, Inc.;

      32) Learmonth & Burchett Management Systems, Inc. by PLATINUM Technology, Inc.

      33) PC DOCS Group International, Inc. by Hummingbird Communications, Ltd.(pending);

      34)   IQ Software Corp. by Information Advantage Software, Inc.;

      35)   Voice Control Systems, Inc. by Philips Electronics NV(pending);

      36)   State Of The Art, Inc. by Sage Group plc;

      37)   Mosaix, Inc. by Lucent Technologies, Inc.(pending)

      38)   Quarterdeck Corp. by Symantec Corp.;

      39)   International Telecommunication Data Systems, Inc. by Amdocs, Ltd.;

      40)   Innovative Technologies Systems, Inc. by Peregrine Systems, Inc.;

      41)   SPR, Inc. by Leapnet, Inc.;

      42)   GRC International, Inc. by AT&T Corp.;

      43)   DataWorks Corp. by Platinum Software Corp.;

      44)   Equitrac Corp. by MOB (Cornerstone Equity Investors LLC);

      45)   Simulation Sciences, Inc. by Siebe plc;

      46)   Enterprise Software, Inc. by Livewire Media LLC;

      47)   FTP Software, Inc. by NetManage, Inc.


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These comparables exhibit the following medians and ranges for the applicable premiums (discounts):

                                   Median Multiple    Range of Multiples
       Premium Paid to                  24.3%        (6.3%)    -   186.6%
       Seller's EMC 1
       Trading Day Prior to
       Announcement

       Premium Paid to                  53.8%        (28.7%)   -   326.6%
       Seller's EMC 20
       Trading Days Prior to
       Announcement

These comparables imply the following medians and ranges for per share value:

                                    Median Implied   Range of Implied Values
                                         Value
       Premium Paid to                  $ 6.83        $ 5.15    -   $ 15.76
       Seller's per Share
       Value 1 Trading Day
       Prior to Announcement

       Premium Paid to                  $ 10.19       $ 4.72    -   $ 28.26
       Seller's per Share
       Value 20 Trading Days
       Prior to Announcement

VIASOFT STOCK PERFORMANCE ANALYSIS - For comparative purposes, Broadview examined the following:

      1) Viasoft Common Stock weekly historical volume and trading prices from 4/23/99 through 4/20/00; and

      2) Daily relative closing prices for an index of the public company comparables vs. Viasoft and the S&P 500 from 4/23/99 through 4/20/00.


PRESENT VALUE OF POTENTIAL FUTURE SHARE PRICE ANALYSIS - Broadview calculated the present value of the potential future price of shares of Viasoft Common Stock on a standalone basis using a selected analyst estimate for the twelve months ending June 30, 2001. In performing the analysis, Broadview assumed that the median TTM P/E multiple for the public company comparables would remain constant going forward. The implied share price calculated using the median TTM P/E for the public company comparables, adjusted for median implied value from the public company comparables and transaction


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comparables, and discounted based on the Capital Asset Pricing Model ("CAPM")
using the median capital-structure adjusted beta for the public company comparables is $10.88.


CONSIDERATION OF THE DISCOUNTED CASH FLOW VALUATION METHODOLOGY - While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. For company a such as Viasoft, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of the company. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for the Company, Broadview considered a discounted cash flow analysis inappropriate for valuing Viasoft.


SUMMARY OF VALUATION ANALYSES - Taken together, the information and analyses employed by Broadview lead to Broadview's overall opinion that the Offer Price is fair from a financial point of view, to Viasoft shareholders.


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                                  Viasoft, Inc.
                                Fairness Opinion

                               Valuation Analysis





                           Prepared For: Viasoft, Inc.
                               Board of Directors


                        Prepared By: Broadview Int'l LLC

                                 April 27, 2000


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                                                               ------------


                         Viasoft, Inc. Fairness Opinion

                               Valuation Analysis

                                Table of Contents

                                                                      Tab Page
Transaction Summary                                                       A
    Transaction Description and Consideration Value

Valuation Analysis                                                        B
    Offer Analysis
    Valuation Summary
    Graphical Valuation Summary

Viasoft Public Comparable Analyses                                        C
    Public Company Comparables Summary
    Public Company Comparables Descriptions

M&A Transaction Analyses                                                  D
    M&A Transaction Comparables
    Premium Analysis

Potential Share Price Analysis                                            E
    Potential Share Price Analysis for Viasoft
    Discount Rate Calculation

Viasoft Stock Performance Analyses                                        F
    Viasoft Trading History
    Index of Public Company Comparables vs. Viasoft and the S&P 500

Summary of Viasoft Share Data                                             G
    Calculation of Shares to be Acquired


                                                             BROADVIEW INT'L LLC

                                                                   CONFIDENTIAL

-------------------------------------------------------------------------------


NEW YORK                                                       FAIRNESS OPINION
                                                             FINANCIAL ANALYSIS
SILICON VALLEY
                                                                   Prepared For
BOSTON                                               Viasoft Board of Directors

LONDON                                                           April 27, 2000

TOKYO




BROADVIEW INT'L LLC
MEMBER NASD
MEMBER SIPC











                                                                      BROADVIEW

CONFIDENTIAL


                        TRANSACTION DESCRIPTION AND
                        CONSIDERATION VALUE

--------------------------------------------------------------------------------

TRANSACTION DESCRIPTION

--------------------------------------------------------------------------------
We understand that Viasoft, Inc. ("Viasoft" or the "Company"), Allen Systems Group, Inc. ("Allen Systems") and ASG Sub, Inc. ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which (i) Allen Systems will cause Merger Sub to make a tender offer (the "Allen Systems Offer") to purchase at least a majority of the shares of common stock of Viasoft ("Viasoft Common Stock") for $8.40 per share (the "Offer Price") and Viasoft will simultaneously make an offer (the "Viasoft Offer", and together with the Allen Systems Offer, the "Offer") to purchase all outstanding shares of Viasoft Common Stock tendered in connection with the Offer and not acquired by Merger Sub at a price per share equal to the Offer Price and, (ii) subsequently Merger Sub will be merged with Viasoft (the "Merger"). Pursuant to the Merger, each issued and outstanding share of Viasoft Common Stock not acquired in the Offer will be converted into the right to receive an amount of cash equal to the Offer Price. We understand that the Allen Systems Offer and the Viasoft Offer will be conducted for practical purposes as a single offer, with shares of Viasoft Common Stock being purchased according to the order of priority set forth in the Agreement.

The terms and conditions of the above described Offer and Merger (together the "Transaction") are more fully detailed in the Agreement.


CONSIDERATION VALUE

--------------------------------------------------------------------------------
($Thousands Except Share and Per Share Data)

COMMON SHARES OUTSTANDING AS OF 3/31/00 (1)                               18,092
COMMON EQUIVALENTS (2)                                                       345
--------------------------------------------------------------------------------
TOTAL DILUTED SHARES OUTSTANDING                                          18,437

VIASOFT SHARES TO BE ACQUIRED                                             18,437

OFFER PRICE PER SHARE                                                   $   8.40

CONSIDERATION TO BE PAID TO VIASOFT SHAREHOLDERS                        $154,868


--------------------------------------------------------------------------------
IMPLIED EQUITY VALUE OF VIASOFT                                         $154,868
BALANCE SHEET ADJUSTMENT (3)                                            $ 88,323
IMPLIED ENTITY VALUE                                                    $ 66,545
--------------------------------------------------------------------------------


Notes:


(1) Reported by Viasoft in their 4/21/00 press release.

(2) Derived using the Treasury Stock Method. Option information provided by Viasoft Management as of 4/10/00.

(3) As of 3/31/00, the Company had $88.32MM in cash and $0.00MM in debt, yielding a net balance sheet adjustment of $88.32MM.


BROADVIEW                                                                      2

CONFIDENTIAL

                               VIASOFT VALUATION

Offer Analysis

($Thousands Except Per Share Data)

--------------------------------------------------------------------------
      Implied Entity Value                                        $ 66,545
      Balance Sheet Adjustment                                    $ 88,323
      Implied Equity Value                                        $154,868

      Implied Equity Value Per Share (1)                          $   8.40
--------------------------------------------------------------------------


                                                                                  Multiple or
                                                                                    Premium                                Median
                                                    Applicable     Balance Sheet   Implied By         Range of            Multiple
                  Methodology                     Viasoft Figure   Adjustment (2)     Offer      Multiples or Premiums   or Premium
-----------------------------------------------------------------------------------------------------------------------------------
Public Company Comparables

    Multiple of Trailing Twelve Months Revenue      $ 68,792        $ 88,323         0.97         0.44x -      8.49x        1.81x

    Multiple of Trailing Twelve Months EBIT         ($ 2,236)       $ 88,323           NM         7.08x -      32.81x       17.97x

    Multiple of Trailing Twelve Months Net Income   $  1,552        $      0        99.79        12.37x -     46.73x       33.95x

    Multiple of Projected 6/30/00 Revenue
      (Management Projections)                      $ 57,072        $ 88,323         1.17         0.44x -      7.37x        1.55x

    Multiple of Projected 6/30/00 Revenue
      (Analyst Projections)                         $ 57,088        $ 88,323         1.17         0.44x -      7.37x        1.55x

    Multiple of Projected 6/30/00 Net Income
      (Management Projections)                      $    934        $      0           NM        11.26x -     126.17x      27.34x

    Multiple of Projected 6/30/00 Net Income
      (Analyst Projections)                         $     80        $      0           NM        11.26x -     126.17x      27.34x

Transaction Comparables

    Multiple of Revenue for Comparable Public
      and Private Companies                         $ 68,792        $ 88,323         0.97         0.22x -      6.19x        1.62x

    Multiple of EBIT for Comparable Public
      and Private Companies                         ($ 2,236)       $ 88,323           NM        18.92x -     29.45x       29.05x

    Multiple of Earnings for Comparable Public
      and Private Companies                         $  1,552        $      0        99.79        21.31x -     46.27x       32.75x

    Premium to Market Value 1 Day Prior to
      Announcement                                  $   5.50                         52.7%       (6.3%) -    186.6%        24.3%

    Premium to Market Value 20 Days Prior to
      Announcement                                  $   6.63                         26.8%      (28.7%) -    326.6%        53.8%


                                                                                              Range of Share Prices   Share Price
                                                                                 Share Price   Implied By Range of     Implied By
                                                  Current Viasoft                Implied By      P/Es and Discount    Median P/E of
                                                    Share Price                    Offer            Factors (3)      Comparables(4)
-----------------------------------------------------------------------------------------------------------------------------------
Future Potential Share Price Analysis

    Present Value of Future Potential Share
        Prices                                      $   5.50                        $8.40        $5.82 -    $14.33        $10.88



Notes:

(1) Per share calculations assume 18.4MM diluted Viasoft shares outstanding.

(2) As of 3/31/00, the Company had $88.32MM in cash and $0.00MM in debt, yielding a net balance sheet adjustment of $88.32MM. Balance sheet adjustment is applied only to revenue based analyses.

(3) Using discount rates ranging from 11.0% to 26.0% and P/E ratios ranging from 20.5 to 43.0.

(4) Using a discount rate of 14.5% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables).


BROADVIEW                                                                      3

CONFIDENTIAL

                               VIASOFT VALUATION


Valuation Summary

($Thousands Except Per Share Data)


---------------------------------------------------
      Implied Entity Value                 $ 66,545
      Balance Sheet Adjustment             $ 88,323
      Implied Equity Value                 $154,868

      Implied Equity Value Per Share(1)    $   8.40
---------------------------------------------------

                                                                                                                     Implied Value
                                                                                                                      Equity Value
                                                     Median Multiple         Applicable           Balance Sheet        From Median
                   Methodology                         or Premium           Viasoft Figure        Adjustment (2)        Multiples
-----------------------------------------------------------------------------------------------------------------------------------
                                                           A                      B                       D              (AxB)+D
PUBLIC COMPANY COMPARABLES

    Multiple of Trailing Twelve Months Revenue            1.81x                 $68,792               $88,323              $212,893

    Multiple of Trailing Twelve Months EBIT (4)          17.97x                 ($2,236)              $88,323                    NM

    Multiple of Trailing Twelve Months Net Income        33.95x                 $ 1,552               $     0              $ 52,687

    Multiple of Projected 6/30/00 Revenue
      (Management Projections)                            1.55x                 $57,072               $88,323              $176,847

    Multiple of Projected 6/30/00 Revenue
      (Analyst Projections)                               1.55x                 $57,088               $88,323              $176,872

    Multiple of Projected 6/30/00 Net Income
      (Management Projections) (4)                       27.34x                 $   934               $     0              $ 25,534

    Multiple of Projected 6/30/00 Net Income
      (Analyst Projections) (4)                          27.34x                 $    80               $     0              $  2,187

TRANSACTION COMPARABLES

    Multiple of Revenue for Comparable Public
      and Private Companies                               1.62x                 $68,792               $88,323              $199,654

    Multiple of EBIT for Comparable Public
      and Private Companies                              29.05x                 ($2,236)              $88,323                    NM

    Multiple of Earnings for Comparable Public
      and Private Companies                              32.75x                 $ 1,552               $     0              $ 50,836

    Premium to Market Value 1 Day Prior to
      Announcement                                       24.3%                  $  5.50                                    $126,013

    Premium to Market Value 20 Days Prior to
      Announcement                                       53.8%                  $  6.63                                    $187,912

FUTURE POTENTIAL SHARE PRICE ANALYSIS


    Present Value of Future Potential Share
      Prices (3)                                                                                                           $200,584


                                                                                            Implied Per Share
                                                                                            Value From Median
                                                        Implied Per Share Value Range         Multiples or
                   Methodology                         From Multiples or Premiums (1)          Premiums (1)
---------------------------------------------------------------------------------------------------------------

PUBLIC COMPANY COMPARABLES

    Multiple of Trailing Twelve Months Revenue             $6.44  -           $36.48                $11.55

    Multiple of Trailing Twelve Months EBIT (4)               NM  -               NM                   NM

    Multiple of Trailing Twelve Months Net Income          $1.04  -           $ 3.93                $ 2.86

    Multiple of Projected 6/30/00 Revenue
      (Management Projections)                             $6.14  -           $27.59                $ 9.59

    Multiple of Projected 6/30/00 Revenue
      (Analyst Projections)                                $6.14  -           $27.60                $ 9.59

    Multiple of Projected 6/30/00 Net Income
      (Management Projections) (4)                         $0.57  -           $ 6.39                $ 1.38

    Multiple of Projected 6/30/00 Net Income
      (Analyst Projections) (4)                            $0.05  -           $ 0.55                $ 0.12

TRANSACTION COMPARABLES

    Multiple of Revenue for Comparable Public
      and Private Companies                                $5.61  -           $27.87                $10.83

    Multiple of EBIT for Comparable Public
      and Private Companies                                   NM  -               NM                   NM

    Multiple of Earnings for Comparable Public
      and Private Companies                                $1.79  -           $ 3.90                $ 2.76

    Premium to Market Value 1 Day Prior to
      Announcement                                         $5.15  -           $15.76                $ 6.83

    Premium to Market Value 20 Days Prior to
      Announcement                                         $4.72  -           $28.26                $10.19

FUTURE POTENTIAL SHARE PRICE ANALYSIS


    Present Value of Future Potential Share
      Prices (3)                                           $5.82  -           $14.33                $10.88


Notes:


(1) Per share calculations assume 18.4MM diluted Viasoft shares outstanding.

(2) As of 3/31/00, the Company had $88.32MM in cash and $0.00MM in debt, yielding a net balance sheet adjustment of $88.32MM. Balance sheet adjustment is applied only to revenue based analyses.

(3) Range of implied values calculated using discount rates ranging from 11.0% to 26.0% and P/E ratios ranging from 20.5 to 43.0. Median implied value calculated using a discount rate of 14.5% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables).

(4) Implied per share value is not meaningful when net margin is less than than 2% for the relevant statistic.


BROADVIEW                                                                     4

CONFIDENTIAL


                               VIASOFT VALUATION

Summary Analysis

($Thousands Except Per Share Data)

Public Company Comparables

       Multiple of Trailing Twelve Months Revenue

       Multiple of Trailing Twelve Months Net Income

       Multiple of Projected 6/30/00 Revenue
            (Management Projections)

       Multiple of Projected 6/30/00 Revenue
            (Analyst Projections)

       Multiple of Projected 6/30/00 Net Income
            (Management Projections) (4)

       Multiple of Projected 6/30/00 Net Income
            (Analyst Projections) (4)

Transaction Comparables
       Multiple of Revenue for Comparable Public and
            Private Companies

       Multiple of Earnings for Comparable Public and
            Private Companies

            Premium to Market Value 1 Day Prior to
                      Announcement

            Premium to Market Value 20 Days Prior to
                      Announcement

Future Potential Share Price Analysis

            Present Value of Future Potential Share Prices


                                    [Chart]

CONFIDENTIAL

                       Public Company Comparables Analysis

Application Development Tools Companies With TTM Revenue Between $35MM and $500MM and TTM Revenue Growth Less than 20%

($Thousands Except Per Share Data)

                                         Operating and Valuation Statistics
                                                                                                    Projected
                                                                                    Projected       6/30/00
                                          TTM Revenue   TTM Revenue    TTM EBIT      6/30/00        Revenue    Net Cash
Company (1)                                   (2)       Growth(2)      Margin(2)    (Revenue)       Growth   (Cash - Debt)
-----------                                   ---       ---------      ---------    ---------       ------   -------------
ILOG SA [ILOG]                              67,255       6.3%          (0.6%)         77,531          21.5%      13,126
eXcelon Corp [EXLN]                         64,706       3.6%          (9.3%)         67,471           9.7%      24,321
Centura Software Corp [CNTR]                51,065      (3.8%)         (7.8%)             NA            NA       18,810
Saga Systems Inc [AGS]                     211,239     (14.4%)          9.2%         217,159         (10.4%)     45,946
Progress Software Corp [PRGS]              291,133      15.1%          16.7%         309,826          15.6%     166,147
Crystal Systems Solutions Ltd. [CRYS]       45,907       7.0%          20.4%          51,004          11.2%      28,265
Pervasive Software, Inc. [PVSW]             63,008      19.6%          (6.3%)         57,229          (3.7%)     29,660
MERANT plc [MRNT]                          364,403      (5.4%)          2.2%         440,058          19.2%     101,497
Rogue Wave Software Inc [RWAV]              53,198       8.9%          (1.0%)         53,932           4.3%      34,306

Mean                                       134,657       4.1%           2.6%         159,276           8.4%
High                                       364,403      19.6%          20.4%         440,058          21.5%
Median                                      64,706       6.3%          (0.6%)         72,501          10.5%
Low                                         45,907     (14.4%)         (9.3%)         51,004         (10.4%)

VIASOFT (Management Proj.)                  68,792     (39.4%)         (3.3%)         57,072         (45.3%)     88,323
VIASOFT  (Analyst Proj.)                    68,792     (39.4%)         (3.3%)         57,088         (45.3%)     88,323

                                         Operating and Valuation Statistics

                                                                                           TTM        Projected      Projected
                                            Equity Market   TTM TMC/R      TMC/EBIT      TTM P/E       6/30/00        6/30/00
Company (1)                                Capitalization    (2) (3)       (2)(3)(4)      (2)(4)      TMC/R (3)       P/E (5)
-----------                                --------------    -------       ---------      ------      ---------       -------
ILOG SA [ILOG]                                 584,245          8.49            NM           NM           7.37         126.17
eXcelon Corp [EXLN]                            276,308          3.89            NM           NM           3.73             NM
Centura Software Corp [CNTR]                   180,188          3.16            NM           NM             NA             NA
Saga Systems Inc [AGS]                         534,244          2.31         25.12        37.93           2.25          34.75
Progress Software Corp [PRGS]                  693,336          1.81         10.83        20.69           1.70          19.93
Crystal Systems Solutions Ltd. [CRYS]           94,653          1.45          7.08        12.37           1.30          11.62
Pervasive Software, Inc. [PVSW]                109,816          1.27            NM           NM           1.40             NM
MERANT plc [MRNT]                              366,163          0.73         32.81        46.73           0.60          11.26
Rogue Wave Software Inc [RWAV]                  57,772          0.44            NM        33.95           0.44          60.44

Mean                                           321,858          2.62         18.96        30.33           2.35          44.03
High                                           693,336          8.49         32.81        46.73           7.37         126.17
Median                                         276,308          1.81         17.97        33.95           1.55          27.34
Low                                             57,772          0.44          7.08        12.37           0.44          11.26

VIASOFT (Management Proj.)                      99,506          0.16            NM        64.11           0.20             NM
VIASOFT  (Analyst Proj.)                        99,506          0.16            NM        64.11           0.20             NM

 Notes:

 (1) Valuation information calculated using the closing price on 4/26/00. Projected financials calculated from selected analyst reports.

 (2)      period ending 3/31/00.

 (3) Total Market Capitalization (TMC) is defined as equity market capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.

 (4)      Not Meaningful (NM) when margin is less than 2.0%.

 (5) Not Meaningful (NM) when relevant or projected figure is less than zero.

CONFIDENTIAL

Descriptions Of Public Company Comparables

Company                     Description
-------                     -----------
Centura Software Corp       Provides database solutions and the connectivity
                            products necessary to integrate these solutions
                            into business systems.

Crystal Systems             Develops and markets software tools and provides
Solutions Ltd.              consulting services for the implementation of
                            complex conversion projects primarily for mainframe
                            computer systems.

eXcelon Corp                Provides enterprise and embedded data management
                            solutions, including object-oriented and XML data
                            management solutions.  Also offers training and
                            consulting services, as well as maintenance and
                            support services.  Formerly known as Object
                            Design Inc.

ILOG SA Develops software components for user interface, resource optimization and data services functions needed by software developers to build applications.

MERANT plc                  Supplies enterprise application development products
                            and services that help customers accelerate the
                            development, delivery and integration of applications
                            in multi-platform computing environments. Specific
                            product offerings include mainframe and client/server
                            development tools, client/server development management
                            tools and database connectivity products.

Company                     Description
-------                     -----------
Pervasive Software,         Provides database management and application
Inc.                        deployment tools for packaged applications
                            and information appliances.

Progress Software Corp      Supplies application servers, relational database
                            management systems and tools for application development
                            and network, system and application management.

Rogue Wave Software         Offers software components for creating and
Inc                         managing enterprise systems and infrastructure
                            software for enterprise integration.

Saga Systems Inc            Provides mainframe application development and
                            database products and develops enterprise
                            application integration software. Also provides related
                            professional services to large organizations with
                            complex computing requirements.

CONFIDENTIAL

                      Selected M&A Transaction Comparables

($Millions)


Announce                                                              Seller
Date         Buyer                       Seller                       Description
----         -----                       ------                       -----------
8/23/99      Sun Microsystems Inc        Forte Software Inc           Integrates and develops scalable enterprise-
                                                                      class distributed applications

12/1/99      Informix Corp               Ardent Software Inc          Develops, markets, and supports software for
                                                                      developing, deploying, and maintaining business
                                                                      applications and data warehousing solutions

2/7/00       Corel Corp                  Inprise Corp                 Is a provider of cross-platform software,
                                                                      software development tools and services that
                                                                      simplify the complexity of application
                                                                      development, integration, deployment and
                                                                      management

3/16/98      Platinum Technology Inc     Logic Works Inc              Provides windows-based database design and re
                                                                      engineering S/W for client/server and rdbms
                                                                      application development

6/17/98      Micro Focus Group Plc       Intersolv Inc                Offers a package of integrated S/W development
                                                                      tools that provide end-user query and reporting,
                                                                      S/W configuration management, application
                                                                      development, analysis and design, S/W
                                                                      maintenance and data access

7/16/99      Sterling Software Inc       Information Advantage Inc    Develops client/server decision support
                                                                      applications that enable multidimensional
                                                                      analysis of data warehouses

10/20/99     Level 8 Systems Inc         Template Software            Provides software solutions to organizations
                                                                      that require the integration of their operations
                                                                      and systems to better automate their order
                                                                      handling and fulfillment, human resource
                                                                      management, and network monitoring systems

6/22/98      Sterling Software Inc       Synon Corp                   Provides enterprise application development
                                                                      tools and services for the AS/400 and windows
                                                                      nt environments; developed an integrated
                                                                      development environment that supports the
                                                                      development of large-scale, complex
                                                                      applications

11/19/98     Ardent Software Inc         Prism Solutions Inc          Develops, markets and supports data warehouse
                                                                      management software for delivering business
                                                                      intelligence application.

11/24/98     Level 8 Systems Inc         Seer Technologies Inc        Develops, markets and supports componentware
                                                                      for building network centric computing and
                                                                      other component based applications for the it
                                                                      environment

10/7/98      Informix Corp               Red Brick Systems Inc        Designs, develops, markets and supports a
                                                                      client/server relational database management
                                                                      system and related software and services for
                                                                      data warehouse applications

8/28/98      Sterling Software Inc       Cayenne Software Inc         Supplies modeling, database design and
                                                                      development solutions for application and
                                                                      database development

                                                                   Equity
                                                                   Price/
                                       Adjusted     Adjusted         Net
Announce      Adjusted     Seller      Price/       Price/         Income
Date          Price (1)    Revenue     Revenue       EBIT            (2)
----          ---------    -------     -------       ----            ---
8/23/99         516.6       83.5         6.19         NM              NM

12/1/99         842.1      154.8         5.44       29.45           42.28

2/7/00          894.9      174.81        5.12         NM               NM

3/16/98         174.8       50.51        3.46      29.05            46.27

6/17/98         492.1      196.48        2.50      18.92            23.23

7/16/99         132.8       68.2         1.95         NM            21.31

10/20/99         58.5       45.3         1.29         NM              NM

6/22/98         72.60      79.60         0.91         NM              NA

11/19/98         38.2      46.34         0.83         NM              NM

11/24/98         50.7      63.96         0.79         NM              NM

10/7/98          13.2      39.85         0.33         NM              NM

8/28/98           9.7      44.09         0.22         NM              NM

 Mean               2.42             25.80             33.27
 High               6.19             29.45             46.27
 Median             1.62             29.05             32.75
 Low                0.22             18.92             21.31

Notes:

1 Prices paid have been adjusted for cash and debt on the seller's balance sheet at the time of acquisition if known.

2 Net Income multiples are Not Meaningful (NM) when net income margin is less than 2.0%

CONFIDENTIAL

                              TRANSACTIONS ANALYSIS

Distribution of Premiums - One Day Prior to Announce


                                    [Chart]

BROADVIEW                                                                      9

CONFIDENTIAL

                              TRANSACTIONS ANALYSIS

Distribution of Premiums - Twenty Days Prior to Announce



                                    [Graph]










BROADVIEW                                                                     10

CONFIDENTIAL

PUBLIC SELLER PREMIUM ANALYSIS

Software Transactions With Equity Consideration Between $50 Million and $250 Million at Announcement (1)

Since January 1, 1998

                                                                                                                          PREMIUM
                                                                                             EQUITY        PREMIUM        PAID 20
                                                                                          CONSIDERATION    PAID ONE       TRADING
ANNOUNCE                                                                                       AT         DAY BEFORE    DAYS BEFORE
 DATE            BUYER                       SELLER                     DESCRIPTION        ANNOUNCEMENT  ANNOUNCEMENT  ANNOUNCEMENT
-----------------------------------------------------------------------------------------------------------------------------------
10/26/98   Legato  Systems, Inc.     FullTime Software, Inc.    Designs, develops and         $69.38       186.6%         326.6%
                                                                markets high
                                                                availability, backup and
                                                                recovery management and
                                                                security auditing
                                                                software Unix and Windows
                                                                NT

5/27/99    Invensys PLC              Marcam Solutions           Provides ERP and              $44.34       100.0%         287.1%
                                                                enterprise asset
                                                                management for industrial
                                                                customers

11/12/98   Eltrax Systems, Inc.      Sulcus Hospitality         Develops installs and         $66.01       128.7%         217.6%
                                     Technologies Corp          markets managed network
                                                                solutions for
                                                                enterprise-wide networks
                                                                to the hospitality
                                                                industry

12/13/99   Mail.com Inc              Netmoves Corp              Provides enterprise-wide      $173.00        79.5%         167.8%
                                                                fax solutions which
                                                                include
                                                                computer-generated
                                                                faxing, fax-to-email,
                                                                email-to-fax, broadcast
                                                                fax, and fax-enabling
                                                                e-commerce websites

11/19/99   Calico Commerce Inc       Connectinc.com             Provides integration           $90.00       27.7%         141.2%
                                                                solutions to enable its
                                                                customers to engage in
                                                                internet-based electronic
                                                                commerce and extend their
                                                                businesses through the
                                                                emerging network supply
                                                                chain

10/12/98   Applied Materials, Inc.   Consilium, Inc.            Develops integrated            $50.30      173.7%         133.4%
                                                                semiconductor
                                                                manufacturing execution
                                                                systems (MES) software
                                                                and services

11/18/99   Tumbleweed                Worldtalk Communications   Provider of internet           $161.85        9.4%         123.0%
           Communications Corp       Corp                       security and policy
                                                                management solutions,
                                                                enabling organizations
                                                                to define and manage
                                                                internet e-mail and
                                                                web security and
                                                                usage policies, reducing
                                                                the risks associated
                                                                with internet
                                                                communications

7/28/98    Network Associates, Inc.  Cybermedia, Inc.           Provider of automatic          $129.63       25.6%         117.1%
                                                                service and support
                                                                software products for
                                                                windows-based PC users

3/24/99    Sterling  Software, Inc.  Interlink Computer         Designs, develops and          $64.00       21.7%         115.4%
                                     Sciences, Inc.             markets software
                                                                solutions provide
                                                                secure, managed access
                                                                to TCP/IP data centers
                                                                over public and private
                                                                connections.


BROADVIEW                                                                    11

CONFIDENTIAL

                         PUBLIC SELLER PREMIUM ANALYSIS

Software Transactions With Equity Consideration Between $50 Million and $250 Million at Announcement (1)

Since January 1, 1998


                                                                                                                          PREMIUM
                                                                                             EQUITY        PREMIUM        PAID 20
                                                                                          CONSIDERATION    PAID ONE       TRADING
ANNOUNCE                                                                                       AT         DAY BEFORE    DAYS BEFORE
 DATE            BUYER                       SELLER                     DESCRIPTION        ANNOUNCEMENT  ANNOUNCEMENT  ANNOUNCEMENT
-----------------------------------------------------------------------------------------------------------------------------------
9/1/98     VERITAS Software Corp.    TeleBackup Systems,Inc.    Provides data backup,         $76.29        49.5%         113.7%
                                                                archiving, and retrieval
                                                                solutions

3/10/99    Sungard Data Systems,     Oshap Technologies Ltd.    Israeli-based group of        $210.00        43.7%         101.2%
           Inc.                                                 technology software firms


12/21/99   EMC Corp                  Softworks Inc              Designs, develops,            $192.00         7.4%          95.1%
                                                                markets, licenses and
                                                                supports a family of
                                                                enterprise systems
                                                                management software
                                                                products for enterprise
                                                                computing environments


12/14/98   Misys PLC                 C*ATS Software, Inc        Provides risk management      $56.89        60.0%          93.5%
                                                                products for financial
                                                                institutions

8/19/99    Motorola Inc              Metrowerks Inc             A computer software           $95.00        23.5%          92.3%
                                                                development company that
                                                                designs, develops,
                                                                markets, and supports
                                                                software programming
                                                                tools

7/20/98    HBO & Company             US Servis Inc              Provider of outsourcing       $50.00       102.4%          91.1%
                                                                services to physician
                                                                delivery systems and
                                                                hospital business offices

6/15/99    Cadence Design Systems,   Orcad                      Develops, markets and         $121.18        36.8%          70.5%
           Inc.                                                 supports software
                                                                products that assist
                                                                electronics designers in
                                                                the management of
                                                                component data and in the
                                                                design of field-
                                                                programmable gate arrays.

10/21/99   Netmanage Inc             Wall Data Inc              A leader in PC-to-Host        $94.00        56.5%          67.4%
                                                                communications software


3/16/00    Egain Communications      Inference Corp             Develops, markets and         $78.60        -6.3%          63.5%
           Corp                                                 supports enterprise
                                                                customer relationship
                                                                management software
                                                                solutions for self-
                                                                service and
                                                                agent-assisted customer
                                                                contact centers to
                                                                improve customer care.

1/17/00    Scansoft Inc              Caere Corp                 Designs, develops,            $140.00        58.0%          62.1%
                                                                manufactures, and markets
                                                                optical character
                                                                recognition (ocr)
                                                                software and hardware for
                                                                converting scanned and
                                                                faxed images into
                                                                computer usable text, as
                                                                well as desktop
                                                                electronic forms and
                                                                information management
                                                                products.


BROADVIEW                                                                    12

CONFIDENTIAL


                 PUBLIC SELLER PREMIUM ANALYSIS



Software Transactions With Equity Consideration Between $50 Million and $250 Million at Announcement (1)


Since January 1, 1998


                                                                                                                          PREMIUM
                                                                                             EQUITY        PREMIUM        PAID 20
                                                                                          CONSIDERATION    PAID ONE       TRADING
ANNOUNCE                                                                                       AT         DAY BEFORE    DAYS BEFORE
 DATE            BUYER                       SELLER                     DESCRIPTION        ANNOUNCEMENT  ANNOUNCEMENT  ANNOUNCEMENT
-----------------------------------------------------------------------------------------------------------------------------------

1/18/99    SunGard Data Systems,     FDP Corp                   Develops and sells             $ 86.21       31.3%          57.2%
           Inc.                                                 application software
                                                                systems that facilitate
                                                                the sales, marketing and
                                                                administration functions
                                                                of life insurance
                                                                companies and employee
                                                                benefit administrators

12/15/99   Solution 6 Holdings Ltd   Elite Information Group    Provides a comprehensive        $ 95.60       12.1%           57.1%
                                     Inc                        suite of financial and
                                                                practice management
                                                                software applications,
                                                                integrated time and
                                                                billing systems, general
                                                                ledger, accounts payable
                                                                and practice management
                                                                solutions such as
                                                                marketing and contact
                                                                management, records
                                                                management

7/16/99    Sterling Software Inc     Information Advantage Inc  Develops client/server         $163.00       18.2%          56.4%
                                                                decision support
                                                                applications (70% of
                                                                revenue) that enable
                                                                multidimensional analysis
                                                                of data warehouses and
                                                                provides custom
                                                                programming services (15%
                                                                of revenue) and training
                                                                services (15% of
                                                                revenue).

3/16/98    PLATINUM technology,      Logic Works, Inc.          Provides windows-based         $213.14       10.9%          54.2%
           Inc.                                                 database design and re-
                                                                engineering software for
                                                                client/server and RDBMs
                                                                application development

5/17/99    CFI Proservice, Inc.      Ultradata Corp             Provides information           $ 63.00       25.0%          53.8%
                                                                management software and
                                                                solutions for financial
                                                                institutions

4/16/98    Phoenix Technologies Ltd. Award Software             Provides system enabling       $134.59       11.2%          53.7%
                                                                and management software
                                                                for personal computers
                                                                and embedded systems

12/9/99    Titan Corp                Advanced Communication     Provides communications        $175.00       37.3%          50.9%
                                     Systems Inc                and information
                                                                technology services and
                                                                solutions to u.s.
                                                                government agencies and
                                                                commercial and
                                                                international customers

3/23/98    Cognizant Corp            Walsh International, Inc.  Supplier of market             $170.23        6.6%          50.2%
                                                                research, business
                                                                analysis, forecasting and
                                                                sales management services
                                                                to the global
                                                                pharmaceutical industry

2/22/99    Science Applications      Oacis Healthcare Holdings  Develops, markets,             $ 51.02       36.9%          42.4%
           International Corp.       Corp.                      licenses, installs and
                                                                supports flexible,
                                                                enterprise wide, open
                                                                architecture clinical
                                                                information systems,
                                                                enabling physicians and
                                                                other clinicians to view
                                                                and act on information in
                                                                real time at the point of
                                                                care

7/21/98    Lernout & Hasupie Speech  Globalink, Inc.            Designs, develops,             $ 71.00        21.1%         40.0%
           Products NV                                          markets and supports
                                                                software products for
                                                                language translation;
                                                                also provides
                                                                professional language
                                                                services for its
                                                                customers


BROADVIEW                                                                    13

CONFIDENTIAL


                 PUBLIC SELLER PREMIUM ANALYSIS



Software Transactions With Equity Consideration Between $50 Million and $250 Million at Announcement (1)


Since January 1, 1998


                                                                                                                          PREMIUM
                                                                                             EQUITY        PREMIUM        PAID 20
                                                                                          CONSIDERATION    PAID ONE       TRADING
ANNOUNCE                                                                                       AT         DAY BEFORE    DAYS BEFORE
 DATE            BUYER                       SELLER                     DESCRIPTION        ANNOUNCEMENT  ANNOUNCEMENT  ANNOUNCEMENT
-----------------------------------------------------------------------------------------------------------------------------------

6/25/99    Answer Think Consulting   THINK New Ideas, Inc.      Provides integrated            $231.16       17.7%          38.8%
           Group, Inc.                                          consulting and technology
                                                                solutions focused on the
                                                                web-driven electronic
                                                                commerce market

7/29/99    Oak Technology Inc        Xionics Document           Designs, develops and           $70.17       20.5%          36.5%
                                     Technologies Inc           markets embedded software
                                                                and technology for
                                                                printers, copiers, and
                                                                peripherals, oem
                                                                customers include
                                                                multifunction
                                                                hewlett-packard, ibm,
                                                                ricoh, xerox, seiko epson
                                                                and sharp

1/5/98     PLATINUM Technology,      Learmonth & Burchett       Develops the systems            $74.05       36.1%          36.1%
           Inc.                      Management Systems, Inc.   engineer toolset and the
                                                                process engineer toolset
                                                                families of case
                                                                products; products are
                                                                based on windows and
                                                                utilize multi-user sql
                                                                databases as a shared
                                                                repository

3/5/99     Hummingbird               PC DOCS Group              Develops, markets and,         $155.00       14.9%          31.6%
           Communications Ltd.       International Inc.         supports object-oriented
                                                                client/server and
                                                                internet document
                                                                management systems,
                                                                knowledge management
                                                                systems and financial and
                                                                case management systems
                                                                for professionals

6/29/98    Information Advantage     IQ Software Corp.          Designs, develops and           $65.00        9.2%          31.1%
           Software, Inc.                                       markets client/server
                                                                tools for data access and
                                                                report writing

5/9/99     Philips Electronics NV2   Voice Control Systems      Speech software platform        $59.00       25.5%          30.6%
                                     Inc.                       provider, offering
                                                                vocabularies in over 50
                                                                languages with more than
                                                                2.5 million speech
                                                                recognizers, including
                                                                500,000 in telecom,
                                                                installed in 30 countries

1/27/98    Sage Group plc            State Of The Art, Inc.     Provider of accounting         $245.83       33.3%          30.4%
                                                                s/w for small to middle
                                                                market companies

4/5/99     Lucent Technologies,      Mosaix Inc.                Provider of call center        $145.00       24.3%          28.1%
           Inc.                                                 software, predictive
                                                                dialers and workflow
                                                                applications that enable
                                                                companies to acquire,
                                                                retain and develop
                                                                customer relationships

10/15/98   Symantec Corp.            Quarterdeck Corp.          Develops and markets            $47.29       18.9%          28.0%
                                                                desktop systems software
                                                                and productivity
                                                                applications that
                                                                increase internet,
                                                                intranet, and standalone
                                                                systems functionality and
                                                                performance; product line
                                                                addresses storage
                                                                management, system
                                                                conflict resolution,
                                                                virus protection, system
                                                                updating, and enhanced
                                                                access to networked
                                                                information and
                                                                communications resources

9/6/99     Amdocs Ltd                International              Provides comprehensive         $181.50       27.7%          27.7%
                                     Telecommunication Data     transactional billing and
                                     Systems Inc                management information
                                                                solutions to providers of
                                                                wireless, long distance
                                                                and satellite
                                                                telecommunications
                                                                services

5/7/98     Peregrine Systems, Inc.   Innovative Technologies    Developer of span(*)fm          $76.63       10.9%          25.8%
                                     Systems, Inc.              facility & technology
                                                                management software and
                                                                remote data collection
                                                                systems


BROADVIEW                                                                    14

CONFIDENTIAL


                 PUBLIC SELLER PREMIUM ANALYSIS


Software Transactions With Equity Consideration Between $50 Million and $250 Million at Announcement (1)

Since January 1, 1998

                                                                                                                          PREMIUM
                                                                                             EQUITY        PREMIUM        PAID 20
                                                                                          CONSIDERATION    PAID ONE       TRADING
ANNOUNCE                                                                                       AT         DAY BEFORE    DAYS BEFORE
 DATE            BUYER                       SELLER                     DESCRIPTION        ANNOUNCEMENT  ANNOUNCEMENT  ANNOUNCEMENT
-----------------------------------------------------------------------------------------------------------------------------------
1/28/00    Leapnet Inc               SPR Inc                    Provides information           $92.00       27.8%          22.4%
                                                                technology services to
                                                                clients in a variety of
                                                                industry groups including
                                                                retail, financial
                                                                services, healthcare and
                                                                insurance.

2/14/00    AT&T Corp                 GRC International Inc      Provider of professional       $186.00       12.1%          18.8%
                                                                and technical services to
                                                                military, civil and
                                                                commercial clients

10/13/98   Platinum Software Corp.   DataWork Corp.             Markets, designs,              $92.84       20.0%          18.6%
                                                                develops and supports
                                                                open systems,
                                                                client/server-based
                                                                enterprise resource
                                                                planning software for
                                                                mid-sized manufacturing
                                                                companies.

2/17/99    MOB (Cornerstone Equity   Equitrac Corporation       Develops, manufactures,        $74.34        4.3%          12.8%
           Investors LLC)                                       markets and supports a
                                                                fully integrated computer
                                                                hardware and software
                                                                communications network
                                                                designed to automatically
                                                                track, record and report
                                                                usage of various office
                                                                equipment

4/15/98    Siebe plc                 Simulation Sciences, Inc.  Provider of application        $141.43       24.0%          11.9%
                                                                s/w and related services
                                                                to the petroleum,
                                                                petrochemical and
                                                                industrial-chemical-
                                                                process industries

6/30/99    Livewire Media LLC        Enterprise Software Inc    Develops software              $81.00       15.6%           6.5%
                                                                programs for television
                                                                stations to, among other
                                                                things, track how much to
                                                                charge for their
                                                                advertising spots
                                                                depending on when they
                                                                air.

6/15/98    NetManage, Inc.           FTP Software, Inc.         Develops, markets, and         $77.40       10.3%         -28.7%
                                                                supports network software
                                                                products that provide
                                                                TCP/LIP network transport
                                                                functionality. the
                                                                company also provides
                                                                custom product
                                                                development, consulting,
                                                                and integration services

                                                                -------------------------------------------------------------------
                                                                Mean                                         37.2%          72.4%


                                                                High                                        186.6%         326.6%
                                                                -------------------------------------------------------------------
                                                                MEDIAN                                       24.3%          53.8%
                                                                -------------------------------------------------------------------
                                                                Low                                          -6.3%         -28.7%
                                                                ===================================================================


Notes

(1) Purchase price per share in stock transactions calculated using the buyer share price at closing share price before announcement.


BROADVIEW                                                                    15

CONFIDENTIAL

                   VIASOFT TRADING HISTORY

Historical Weekly Share Price and Volume Performance from 04/23/99 to 04/20/00




                                    [Graph]







BROADVIEW                                                                     16

CONFIDENTIAL


                    COMPANY-WEIGHTED INDEX OF PUBLIC
                    COMPANY COMPARABLES VS. VIASOFT AND THE
                    S&P 500


Historical Weekly Share Price Performance from 4/23/99 to 04/20/00




                                    [Graph]



BROADVIEW                                                                     17

CONFIDENTIAL

                   PRESENT VALUE OF PROJECTED VIASOFT SHARE
                   PRICE

----------------------------------------------
52 Week High                            $8.78
Current Share Price as of 4/26/00       $5.50
52 Week Low                             $3.78
----------------------------------------------

------------------------------------------------------------------
Diluted EPS For TTM Period Ending 3/31/00                   $0.09
Projected Diluted EPS for Fiscal Year Ending 6/30/01        $0.38
Current Viasoft P/E                                            NM
Median P/E of Public Company Comparables                    33.95
------------------------------------------------------------------


CALCULATION OF IMPLIED SHARE PRICE BASED ON MEDIAN P/E OF COMPARABLES
---------------------------------------------------------------------------
     MEDIAN P/E OF          VIASOFT PROJECTED         IMPLIED FUTURE SHARE
      COMPARABLES            EPS (6/30/01)                   PRICE
      -----------            -------------                   -----
       33.95         x         $0.38                        $12.90

                  PRESENT VALUE OF SHARE PRICE BASED ON EARNINGS
          FOR TWELVE MONTHS ENDED 6/30/01 AT VARIOUS DISCOUNT RATES (1)
---------------------------------------------------------------------------
  11.00%        14.46% (2)     14.52% (3)       16.00%        21.00%       26.00%
  ------        ----------     ----------       ------        ------       ------
 $11.31        $10.88         $10.87           $10.70        $10.14       $ 9.64


SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------

                                                                    PRESENT VALUE OF SHARE PRICE BASED ON EARNINGS
                                                           FOR TWELVE MONTHS ENDED 6/30/01 AT VARIOUS DISCOUNT RATES (1)
                   IMPLIED FUTURE SHARE          -------------------------------------------------------------------------------
         P/E (4)          PRICE                    11.00%      14.46% (2)    14.52% (3)     16.00%         21.00%        26.00%
         -------          -----                    ------      ----------    ----------     ------         ------        ------
         20.50             $7.79                     $6.83         $6.57         $6.57         $6.46         $6.13         $5.82
         23.00             $8.74                     $7.66         $7.37         $7.37         $7.25         $6.87         $6.53
         25.50             $9.69                     $8.50         $8.17         $8.17         $8.04         $7.62         $7.24
         28.00            $10.64                     $9.33         $8.97         $8.97         $8.82         $8.37         $7.95
         30.50            $11.59                    $10.16         $9.77         $9.77         $9.61         $9.11         $8.66
         33.00            $12.54                    $10.99        $10.58        $10.57        $10.40         $9.86         $9.37
         -----------------------------------------------------------------------------------------------------------------------
         33.95            $12.90                    $11.31        $10.88        $10.87        $10.70        $10.14         $9.64
         -----------------------------------------------------------------------------------------------------------------------
         35.50            $13.49                    $11.83        $11.38        $11.37        $11.19        $10.61        $10.08
         38.00            $14.44                    $12.66        $12.18        $12.17        $11.98        $11.35        $10.79
         38.00            $14.44                    $12.66        $12.18        $12.17        $11.98        $11.35        $10.79
         40.50            $15.39                    $13.49        $12.98        $12.97        $12.76        $12.10        $11.50
         40.50            $15.39                    $13.49        $12.98        $12.97        $12.76        $12.10        $11.50
         43.00            $16.34                    $14.33        $13.78        $13.77        $13.55        $12.85        $12.21


Notes:

(1)   Assumes that results are reported thirty days after end of period.


(2) Based on CAPM and median beta (adjusted for capital structure) of the public company comparables.

(3)   Based on CAPM and Viasoft's historical beta.

(4)   Range based on analysis of public company comparables.


BROADVIEW                                                                    18

CONFIDENTIAL


                   DISCOUNT RATE CALCULATION

($Thousands Except Per Share Data)


                                                                EQUITY MARKET                            CORPORATE      UNLEVERED
          PUBLIC COMPANY COMPARABLES         LEVERED BETA (1)   CAPITALIZATION     TOTAL DEBT            TAX RATE (2)    BETA (3)
---------------------------------------------------------------------------------------------------------------------------------
Saga Systems Inc  [AGS]                             1.380           $534,244          $  946              38.8%            1.379
Centura Software Corp  [CNTR]                       1.230           $180,188          $2,960              34.0%            1.217
MERANT plc  [MRNT]                                  1.180           $366,163          $1,412              35.1%            1.177
Crystal Systems Solutions Ltd.  [CRYS]              1.200           $ 94,653          $3,480              38.0%            1.173
ILOG SA  [ILOG]                                     1.120           $584,245          $5,856              35.0%            1.113
Rogue Wave Software Inc  [RWAV]                     0.850           $ 57,772          $    0              34.4%            0.850
Progress Software Corp  [PRGS]                      0.830           $693,336          $    0              32.0%            0.830
Pervasive Software, Inc.  [PVSW]                    0.730           $109,816          $    0              30.3%            0.730
eXcelon Corp  [EXLN]                                0.560           $276,308          $    0              35.0%            0.560
---------------------------------------------------------------------------------------------------------------------------------
Median of Comparables                               1.120                                                                  1.113

Viasoft (1)                                         1.120
---------------------------------------------------------------------------------------------------------------------------------


CALCULATION OF VIASOFT LEVERED BETA BASED ON MEDIAN BETA OF COMPARABLES
----------------------------------------------------------------------------------------------------------------------------------
                                                                EQUITY MARKET                            CORPORATE         LEVERED
                 VIASOFT                     UNLEVERED BETA(3)  CAPITALIZATION      TOTAL DEBT           TAX RATE            BETA
----------------------------------------------------------------------------------------------------------------------------------
Viasoft                                             1.113           $ 99,506          $    0              38.0%            1.113

Calculation of Consilium Cost of Equity
----------------------------------------------------------------------------------------------------------------------------------

             Market Risk Premium (4):                                                                              7.5%

             Risk Free Rate (5):                                                                                   6.1%

             CAPM:                                             (Risk Free Rate + (Levered Beta (*) Market Risk Premium))

             COST OF EQUITY BASED ON BETA OF COMPARABLES (6)                                                      14.5%
             COST OF EQUITY BASED ON VIASOFT HISTORICAL BETA                                                      14.5%


Notes

(1)   Levered betas derived from Bloomberg.

(2) All corporate tax rates aggregate federal, state and foreign tax rates from each company's latest 10-K filing, excludes all net operating loss carryforwards and tax credits.

(3) Unlevered Beta = Levered Beta (*) (Equity Market Capitalization / (Debt (*) (1- Corporate Tax Rate) + Equity Market Capitalization)).

(4) Source: Ibbotson Associates, Inc., Stocks, Bonds, Bills, and Inflation 1997 Yearbook, Ibbotson and Associates, Chicago, 1997.

(5)   10 Year U.S. Treasury Bond Rate.

(6) Calculated using the levered beta derived from the median unlevered beta of the public company comparables and Viasoft's capital structure.



BROADVIEW                                                                    19

CONFIDENTIAL


                  COMBINATION ANALYSIS: BUYER ACQUIRES SELLER



Shares Outstanding Worksheet(1)


      (Thousands, except per share data)


            SUMMARY

            Purchase Price Per Share:                         $ 8.40
            Common Shares Outstanding as of 3/31/00:          18,092
            Common Equivalents:                                  345

               Total Shares to be Acquired:                   18,437


            OPTION TABLE

                                             CASH PAID
                              NUMBER OF      BY OPTION           SHARES         SHARES
           STRIKE PRICE         OPTIONS       HOLDERS            ISSUED       REPURCHASED      NET DILUTION
           ------------         -------       -------            ------       -----------      ------------
            $ 3.3750            40.000         $  135             40.00           16.07            23.9

              3.7500             3.334         $   13              3.33            1.49             1.8

              3.7969           125.700         $  477            125.70           56.82            68.9

              4.0000           305.599         $1,222            305.60          145.52           160.1

              6.3750            17.249         $  110             17.25           13.09             4.2

              6.7500           420.013         $2,835            420.01          337.51            82.5

              7.1875             1.000         $    7              1.00            0.86             0.1

              7.7500            40.000         $  310             40.00           36.90             3.1

              8.8750           151.876         $    0                --              --              --

             11.0625            23.673         $    0                --              --              --

             13.0625             0.500         $    0                --              --              --

             16.0000             0.500         $    0                --              --              --

             30.6875            95.251         $    0                --              --              --

             33.5000            40.000         $    0                --              --              --

             34.7500           105.000         $    0                --              --              --

             37.6250             1.500         $    0                --              --              --

             45.2500            40.000         $    0                --              --              --
             ------------------------------------------------------------------------------------------
             Net Dilution From All Options                                                        344.6
             ------------------------------------------------------------------------------------------


(1)    Options table provided by Viasoft Management.


BROADVIEW                                                                    20